Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is executed as of this 25th day of February, 2009, by and between Michael T. Tenpas ("Executive") and ARI Network Services Inc. (the "Company").

RECITALS

The Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth herein.

As a result of Executive's employment with the Company, Executive will have access to and be entrusted with valuable information about the Company's business and customers, including trade secrets and confidential information.

The Parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (collectively, "Parties" and individually, "Party"), the Parties agree as follows:

ARTICLE I
EMPLOYMENT

1.1            Position and Duties. Executive shall be employed in the position of Vice President of Sales & Marketing, and shall be subject to the authority of, and shall report to, the Company's President and Chief Executive Officer. Executive's duties and responsibilities shall include all those customarily attendant to the position of Vice President of Sales & Marketing and as may be assigned from time to time by the President and Chief Executive Officer. At all times, Executive shall devote Executive's entire business time, attention and energies exclusively to the business interests of the Company while employed by the Company.

1.2            At-Will Employment. The term of Executive's employment under this Agreement shall be for an indefinite period and may be terminated by either party at any time and for any reason or no reason upon written notice to the other party.

ARTICLE II
COMPENSATION AND OTHER BENEFITS

2.1            Base Salary. While employed by the Company, the Company shall pay Executive an annual salary of One Hundred Sixty-Five Thousand and no/100 Dollars ($165,000) ("Base Salary"), payable in accordance with the normal payroll practices and schedule of the Company. Notwithstanding the foregoing, the Base Salary shall be subject to annual review by the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors (the "Board") and, beginning on the first anniversary of the commencement of Executive's employment by the Company, shall be subject to annual adjustment based on the recommendation of the Compensation Committee if approved by the full Board.

2.2            Bonuses. While employed by the Company, Executive will be eligible to participate in the Company's Management Incentive Bonus Plan and Vice President of Sales Compensation Plan or any successor plans for senior executives ("Bonus Plans"), the specifics of which are determined from time to time by, and at the sole discretion of, the Compensation Committee and approved by the full Board. For purposes of clarification, the Parties acknowledge and agree that, under the current Management Incentive Bonus Plan, the annualized bonus amount which Executive would initially be eligible to receive if one hundred percent (100%) of such plan's targets were met would be Forty Thousand and no/100 Dollars ($40,000), and that, under the current Vice President of Sales Compensation Plan, the annualized bonus amount which Executive would initially be eligible to receive if one hundred percent (100%) of such plan's targets were met would be Sixty-Five Thousand and no/100 Dollars ($65,000). In the event that the Board terminates or modifies in any material way the long-term incentive compensation component or any other component of the Bonus Plans, Executive shall receive the same treatment as other similarly situated executive employees.

2.3            Equity - Grant of Options. Upon commencement of Executive's employment with the Company, Executive will be granted options to purchase up to fifty thousand (50,000) shares of the Company's common stock pursuant to the terms and conditions of an Award Agreement between the Company and Executive in the form of the Company's standard Award Agreement. Such options shall be subject to the terms and conditions of such Award Agreement, including, without limitation, with respect to vesting and forfeiture.

2.4            Perquisites, Benefits and Other Compensation. While employed by the Company and subject to the express provisions of this Article II, Executive will be entitled to receive perquisites and benefits provided by the Company to its senior executive employees, subject to the eligibility criteria related to such perquisites and benefits, and to such changes, additions, or deletions to such perquisites and benefits as the Company may make from time to time, as well as such other perquisites or benefits as may be specified from time to time at the sole discretion of the Board.

2.5            Vacation. Employee shall be entitled to a maximum of twenty (20) days of paid vacation and three (3) personal holidays in any calendar year, pro-rated for any partial calendar year, in accordance with the Company's general vacation and personal holiday policies for similarly situated employees.

2.6            Car Allowance. During Executive's employment by the Company, the Company will pay Employee a car allowance of Five Hundred and no/100 Dollars ($500) per calendar month. Employee acknowledges and agrees that this car allowance is subject to change (including discontinuation) from time to time at the sole discretion of the Company.

ARTICLE III
TERMINATION

3.1            Termination By The Company For Cause. If Executive's employment is terminated by the Company at any time for Cause (defined below), Executive shall have no further rights against the Company, except for the right to receive (a) any unpaid Base Salary with respect to the period prior to the effective date of termination and (b) any vacation (but not personal holidays) that Executive has accrued, but not used, prior to the effective date of termination.

3.2            Termination By The Company Without Cause. If Executive's employment is terminated by the Company at any time without Cause (defined below), in addition to the compensation outlined in Paragraph 3.1, above, Executive shall have the right to receive (a) any earned but unpaid bonus due to Executive for any fiscal year of the Company that has been completed as of the effective date of termination and (b) a Severance Payment (defined below), the payment of which is contingent upon Executive's execution of a written severance agreement (in a form satisfactory to the Company) containing, among other things, a general release of all claims, statutory or otherwise, against the Company. Executive acknowledges and agrees that the Company reserves the right to update and modify the businesses listed in Paragraph 5.4(d), below, in such severance agreement.

3.3            Termination By Executive With Good Reason. If Executive resigns his employment with the Company for Good Reason (defined below), in addition to the compensation outlined in Paragraph 3.1, above, Executive shall have the right to receive (a) any earned but unpaid bonus due to Executive for any fiscal year of the Company that has been completed as of the effective date of resignation and (b) a Severance Payment (defined below), the payment of which is contingent upon Executive's execution of a written severance agreement (in a form satisfactory to the Company) containing, among other things, a general release of all claims, statutory or otherwise, against the Company.

Executive acknowledges and agrees that the Company reserves the right to update and modify the businesses listed in Paragraph 5.4(d), below, in such severance agreement. A resignation shall only be for "Good Reason" if: (1) within thirty (30) calendar days of the initial existence of Good Reason, Executive provides written notice of Good Reason to the Board; (2) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (3) Executive terminates his employment effective any time after the expiration of such 30-day remedy period prior to the date that is ninety (90) days after the initial existence of Good Reason.

3.4            Resignation. If Executive resigns his employment with the Company at any time without Good Reason (defined below), Executive shall have no further rights against the Company, except for the right to receive (a) any unpaid Base Salary with respect to the period prior to the effective date of resignation and (b) any vacation (but not personal holidays) that Executive has accrued, but not used, prior to the effective date of resignation. Executive agrees that, following his provision of notice of resignation without Good Reason, the Company may, at its sole discretion, accept the resignation effective immediately or at such other time as the Company may designate and that, in such case, such Company-designated date shall be the effective date of resignation.

3.5            Death or Disability. If Executive's employment with the Company is terminated due to his death or Disability (defined below), Executive shall have no further rights against the Company, except for the right to receive (a) any unpaid Base Salary with respect to the period prior to the effective date of termination, (b) any vacation (but not personal holidays) that Executive has accrued, but not used, prior to the effective date of termination and (c) any earned but unpaid bonus due to Executive for any fiscal year of the Company that has been completed as of the effective date of termination.

3.6            Definitions.

(a)            Severance Payment. For purposes of Paragraphs 3.2 and 3.3, above, "Severance Payment" means nine (9) months of Base Salary, payable following termination pursuant to the terms of the written severance agreement specified in Paragraph 3.2 or 3.3, above. Such Severance Payments shall be made in equal installments in accordance with the Company's normal payroll practices and schedule beginning no later than the second regular Company pay date following expiration of any revocation period specified in such severance agreement; provided, however, that all installments that have yet to be paid by the Final Payment Date (defined below) shall be paid to the Executive in a lump sum on the Final Payment Date. For the purposes of this Section 3.6(a), the Final Payment Date is the 15th day of the third month following the later of (i) the last day of the calendar year in which the termination occurs, or (ii) the last day of the Company's fiscal year in which the termination occurs.

(b)            Cause. For purposes of Paragraphs 3.1 and 3.2, above, "Cause" shall mean any of the following: (1) Executive has breached this Agreement in a material way or has breached in a material way the fiduciary duty he owes to the Company or any other obligation or duty he owes to the Company under this Agreement, which breach remains uncured, if subject to cure, to the reasonable satisfaction of the Board for thirty (30) calendar days after Executive receives written notice thereof from the Board; (2) Executive has committed gross negligence or willful misconduct in the performance of Executive's duties for the Company; (3) Executive has failed in a material way to follow reasonable instructions from the Board, consistent with this Agreement, concerning the operations or business of the Company, which failure remains uncured, if subject to cure, to the reasonable satisfaction of the Board for thirty (30) calendar days after Executive receives written notice thereof from the Board; (4) Executive has committed a crime the circumstances of which substantially relate to Executive's employment duties with the Company; (5) Executive has misappropriated or embezzled funds or property of the Company or engaged in any material act of dishonesty; or (6) Executive has attempted to obtain a personal profit from any transaction in which the Executive knows or reasonably should know the Company has an interest, and which constitutes a corporate opportunity of the Company, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the Board after full disclosure of all details relating to such transaction.

(c)            For purposes of Paragraphs 3.3 and 3.4, above, "Good Reason" shall mean the occurrence of any of the following without the written consent of Executive: (1) the Company has breached this Agreement in a material way, which breach remains uncured, if subject to cure, for thirty (30) calendar days after the Board receives written notice thereof from Executive; (2) a material diminution in Executive's Base Salary; (3) a material diminution in Executive's authority, duties, or responsibilities; or (4) a material change in the geographic location at which Executive must perform his services, provided such new location is more than fifty (50) miles from the location where Executive is required to perform services prior to the change.

(d)            For purposes of Paragraph 3.5, above, "Disability" means the inability of Executive, due to a physical or mental impairment, to perform the essential functions of Executive's job with the Company, with or without a reasonable accommodation, for ninety (90) consecutive business days or one hundred twenty (120) business days in the aggregate during any 365-day period. A determination of Disability shall be made by the Board, which may, at its sole discretion, consult with a physician or physicians satisfactory to the Board, and Executive shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the Parties. Any determination of Disability under this Paragraph 3.6(d) is not intended to alter any benefits any Party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

3.7        Termination In Connection With A Change In Control. Notwithstanding any other provision of this Agreement, should Executive's employment be terminated upon the occurrence of or within two (2) years of a "Change in Control," as defined in any Change of Control Agreement ("COC Agreement") that may be presented by the Company to Executive (in a form satisfactory to the Company), the terms of such termination shall be governed exclusively by such COC Agreement and Executive shall not be entitled to receive any of the benefits provided for under this Article III.

ARTICLE IV
CONFIDENTIALITY

4.1            Confidentiality Obligations. Executive will not, while employed by the Company, directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Company. After the end, for whatever reason, of Executive's employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secrets. For a period of two (2) years following the end, for whatever reason, of Executive's employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information. Executive further agrees not to use or disclose at any time information received by the Company from others except in accordance with the Company's contractual or other legal obligations; the Company's Customers are third party beneficiaries of this promise.

4.2            Definitions.

(a)	Trade Secret. The term "Trade Secret" has that meaning set forth under applicable law. The term includes, but is not limited to, all computer source code created by or for the Company.

(b)
Confidential Information. The term "Confidential Information" means all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company's competitors, generally. Confidential Information includes, but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, operational methods, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c)
Exclusions. Notwithstanding the foregoing, the terms "Trade Secret" and "Confidential Information" shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by him prior to his employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of his employment without use of Confidential Information or Trade Secrets.

ARTICLE V
NON-COMPETITION

5.1            Restrictions on Competition During Employment. While employed by the Company, Executive shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert Customers' business from the Company anywhere the Company does or is taking steps to do business.

5.2            Post-Employment Non-Solicitation of Restricted Customers. For two (2) years following termination of Executive's employment with the Company, for whatever reason, Executive agrees not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer in any manner which competes with the services or products offered by the Company in the twelve (12) months preceding termination of Executive's employment with the Company, or to directly or indirectly divert or attempt to divert any Restricted Customer's business from the Company.

5.3            Post-Employment Restricted Services Obligation. For two (2) years following termination of Executive's employment with the Company, for whatever reason, Executive agrees not to provide Restricted Services to any Competitor. During such two (2) year period, Executive also will not provide any Competitor with any advice or counsel concerning the provision of Restricted Services.

5.4            Definitions.

(a)	Customer. The term "Customer" means any individual or entity for whom/which the Company has provided services or products or made a written or formal proposal to perform services or provide products.

(b)
Restricted Customer.   The term "Restricted Customer" means any individual or entity (i) for whom/which the Company provided services or products, and (ii) with whom/which Executive had contact on behalf of the Company, or about whom/which Executive acquired non-public information in connection with his employment by the Company, during the twenty-four (24) months preceding the end, for whatever reason, of Executive's employment with the Company; provided, however, that the term "Restricted Customer" shall not include any individual or entity whom/which, through no direct or indirect act or omission of Executive, has terminated its business relationship with the Company.

(c)
Restricted Services. The term "Restricted Services" means services of any kind or character comparable to those Executive provided to the Company during the twelve (12) months preceding the termination of Executive's employment with the Company relating to: (i) providing electronic parts catalogs for manufacturers and/or to their dealers and distributors, via compact discs and/or on-line, related to manufactured equipment and their components in the following industry segments: outdoor power (i.e., commercial lawn care); power sports (i.e., motorcycles, snowmobiles, all terrain vehicles); marine (i.e., boats, personal water crafts); recreation vehicles; floor maintenance; auto/truck after-care; agriculture; and construction; (ii) providing on-line, direct mail, electronic mail or other marketing services to equipment manufacturers, distributors and dealers, in the aforementioned industry segments, aimed at helping them market their equipment and related products; and (iii) providing F&I (finance and insurance-type products) and services for dealerships, in the aforementioned industry segments, using an outsourced center approach, where the center performs the primary selling role on behalf of and in conjunction with each dealership, directly to their customers via on-line and telephone interaction.

(d)
Competitor. The term "Competitor" shall include the following businesses: Snap-on Business Solutions; Dominion Enterprises; 50 Below; Channel Blade; and Enigma, and such businesses' affiliates, successors and assigns, provided that such businesses are engaged in: (i) providing electronic parts catalogs for manufacturers and/or to their dealers and distributors, via compact discs and/or on-line, related to manufactured equipment and their components in the following industry segments: outdoor power (i.e., commercial lawn care); power sports (i.e., motorcycles, snowmobiles, all terrain vehicles); marine (i.e., boats, personal water crafts); recreation vehicles; floor maintenance; auto/truck after-care; agriculture; and construction; (ii) providing on-line, direct mail, electronic mail or other marketing services to equipment manufacturers, distributors and dealers, in the aforementioned industry segments, aimed at helping them market their equipment and related products; and (iii) providing F&I (finance and insurance-type) products and services for dealerships, in the aforementioned industry segments, using an outsourced center approach, where the center performs the primary selling role on behalf of and in conjunction with each dealership, directly to their customers via on-line and telephone interaction, at the time of Executive's termination, for whatever reason.

ARTICLE VI
BUSINESS IDEA RIGHTS

6.1            Assignment. The Company will own, and Executive hereby assigns to the Company and agrees to assign to the Company, all rights in all Business Ideas which Executive originates or develops whether alone or working with others while Executive is employed by the Company. All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered "works for hire" as that term is defined by United States Copyright Law.

6.2            Definition of Business Ideas. The term "Business Ideas" means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others, while Executive is employed by the Company and which are: (i) related to any business known to Executive to be engaged in or contemplated by the Company; (ii) originated or developed during Executive's working hours; or (iii) originated or developed in whole or in substantial part using materials, labor, facilities or equipment furnished by the Company.

6.3            Disclosure. While employed by the Company, Executive will promptly disclose all Business Ideas to the Board.

6.4            Execution of Documentation. Executive, at any time during or after his employment by the Company, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

ARTICLE VII
NON-SOLICITATION OF EMPLOYEES

While employed by the Company and for twelve (12) months thereafter, Executive shall not directly or indirectly encourage any Company employee to terminate his/her employment with the Company or solicit such an individual for employment outside the Company in any manner which would end or diminish that employee's services to the Company.

ARTICLE VIII
EXECUTIVE DISCLOSURES AND ACKNOWLEDGMENTS

8.1            Confidential Information of Others. Executive warrants and represents to the Company that he is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict or prohibit Executive from fully carrying out his duties as described under the terms of this Agreement. Further, Executive warrants and represents to the Company that he has not and will not retain or use, for the benefit of the Company, any confidential information, records, trade secrets, or other property of a former employer.

8.2            Scope of Restrictions. Executive acknowledges that during the course of his employment with the Company, he will gain knowledge of Confidential Information and Trade Secrets of the Company. Executive acknowledges that the Confidential Information and Trade Secrets of the Company are necessarily shared with Executive on a routine basis in the course of performing his job duties and that the Company has a legitimate protectable interest in such Confidential Information and Trade Secrets, and in the goodwill and business prospects associated therewith. Accordingly, Executive acknowledges that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the Company's business, goodwill and property rights, and that the restrictions imposed will not prevent him from earning a living in the event of, and after, the end, for whatever reason, of his employment with the Company.

8.3            Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV, V, VI and VII of this Agreement, to disclose this Agreement to any entity which offers employment to Executive. Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Executive's potential employers.

8.4            Third Party Beneficiaries. Any Company affiliates are third party beneficiaries with respect to Executive's performance of his duties under this Agreement and the undertakings and covenants contained in this Agreement and the Company and any of its affiliates enjoying the benefits thereof, may enforce this Agreement directly against Executive. The terms Trade Secret and Confidential Information shall include materials and information of the Company's affiliates to which Executive has access.

8.5            Survival. The covenants set forth in Articles IV, V, VI and VII of this Agreement shall survive the termination of the Executive's employment hereunder.

ARTICLE IX
RETURN OF RECORDS

Upon the end, for whatever reason, of his employment with the Company, or upon request by the Board at any time, Executive shall immediately return to the Board all documents, records and materials belonging and/or relating to the Company (except Executive's own personnel and wage and benefit materials relating solely to Executive), and all copies of all such materials. Upon the end, for whatever reason, of Executive's employment with the Company, or upon request of the Board at any time, Executive further agrees to destroy such records maintained by him on his own computer equipment.

ARTICLE X
INDEMNITY

10.1          Indemnification By Company. To the extent permitted by applicable law, the Company shall indemnify Executive if Executive is, or is threatened to be, made a party to an action, suit or proceeding (other than by the Company) by reason of the fact that Executive is or was a director or officer of the Company, unless liability was incurred because Executive breached or failed to perform a duty that Executive owes to the Company and such breach or failure constitutes: (1) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which Executive has a material conflict of interest; (2) a violation of the criminal law, unless Executive had reasonable cause to believe that his conduct was lawful and Executive had no reasonable cause to believe such conduct was unlawful; (3) a transaction from which Executive derived an improper personal profit; or (4) willful misconduct.

10.2          Indemnification By Executive. Executive agrees to indemnify and hold harmless the Company against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and costs), judgments and settlements of amounts paid in connection with any threatened, pending or completed action, suit, claim, proceeding or investigation arising out of or pertaining to: (1) unlawful intentional acts committed by Executive in the conduct of the Company's business; (2) any willful gross negligence committed by Executive other than in the conduct of the Company's business; and (3) any tax deductions Executive may claim for expenses incurred or claim to have been incurred in connection with Executive's duties hereunder.

10.3          Insurance. Notwithstanding the foregoing, the indemnification provided for in this Article X shall only apply to any costs or expenses incurred by indemnitees which are not covered by applicable liability insurance. If this Article X is interpreted to reduce insurance coverage to which an indemnitee would otherwise be entitled in the absence of this provision, this provision shall be deemed inoperative and not part of this Agreement. This Article X shall survive the termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1          Notice. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested), sent by courier (confirmed by receipt), or telefaxed (confirmed by telefax confirmation) and addressed as follows (or to such other address as the addressed Party may have substituted by notice pursuant to this Paragraph 11.1):

To the Company:	ARI Network Services, Inc.
Director of Human Resources
11425 West Lake Park Drive
Milwaukee, WI 53224-3025
Fax:+1 (414)973-4618

To Executive:	Michael T. Tenpas
N29 W26140 Coachman Dr.
Pewaukee, WI 53072

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the Party stated above or at any other address specified by such Party to the other Party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

11.2          Entire Agreement; Amendment; Waiver. This Agreement (including any documents referred to herein) sets forth the entire understanding of the Parties hereto with respect to the subject matter contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties hereto. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party. For purposes of the foregoing two (2) sentences, the Parties acknowledge and agree that any such written instrument to be signed by the Company shall require the signature of a representative of the Company duly authorized by the Board to bind the Company to the terms of such written instrument.

11.3          Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

11.4          Assignability. This Agreement is personal to the Executive, and the Executive may not assign or delegate any of the Executive's rights or obligations hereunder without first obtaining the written consent of the Board. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. If such succession or assignment does not take place, and if this Agreement is not otherwise binding on the Executive's successors or assigns by operation of law, the Executive is entitled to compensation from the Company in the same amount and on the same terms as provided for in this Agreement. This Agreement shall be binding on and inure to the benefit of each Party and such Party's respective heirs, legal representatives, successors and assigns.

11.5          Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

11.6          Injunctive Relief. The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.

11.7          Waiver of Breach. The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

11.8          Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

11.9          Consideration. Execution of this Agreement is a condition of Executive's employment with the Company and Executive's employment and other benefits provided for herein by the Company constitutes the consideration for Executive's undertakings hereunder.

11.10        Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Wisconsin, without regard to its conflict of laws principles.

11.11        Authority to Bind the Company. The Company represents and warrants that the undersigned representative of the Company has the authority of the Board to bind the Company to the terms of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE:

/s/ Michael T. Tenpas
Michael T. Tenpas

ARI NETWORK SERVICES, INC.

By:	/s/ Roy W. Olivier
Roy W. Olivier,
President and Chief Executive Officer